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                                                                       EXHIBIT 8



                                                   January 31, 1996



Re:      Merger of NYCOR, Inc. with and into Fedders Corporation

Fedders Corporation
505 Martinsville Road
Liberty Corner, New Jersey  07938-0813

NYCOR, Inc.
287 Childs Road
Basking Ridge, New Jersey  07920

Ladies and Gentlemen:

                  We have acted as special tax counsel to Fedders Corporation, a Delaware corporation ("Fedders") in connection with the merger of NYCOR, Inc., a Delaware corporation ("NYCOR") with and into Fedders (the "Merger"). The Merger will be effected pursuant to the provisions of an Agreement and Plan of Merger dated November 30, 1995 by and between Fedders and NYCOR (the "Agreement"). This opinion is delivered pursuant to Section 6(a)(xi) of the Agreement. Capitalized terms used herein not otherwise defined shall have the meaning ascribed to such terms in the Agreement.

                  Pursuant to the Agreement, NYCOR will merge with and into Fedders at the Effective Time under the applicable provisions of the Delaware General Corporation Law. Pursuant to the Agreement and upon consummation of the Merger, stockholders of NYCOR (other than holders of NYCOR Class B Stock, $1.00 per share par value ("NYCOR Class B Stock") who exercise their dissenters'
rights under the Delaware General Corporation Law) will receive stock of Fedders with a market value of $6.25 at and as of the Effective Time.
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Fedders Corporation
January 31, 1996
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                  If the closing price of Fedders Class A Stock, $1.00 per share par value ("Fedders Class A Stock") on the trading day immediately prior to the Closing Date, as reported on the New York Stock Exchange Composite Tape, is
$6.25 per share or greater, each share of NYCOR Common Stock, $1.00 per share par value ("NYCOR Common Stock"), NYCOR Class A Stock, $1.00 per share par value ("NYCOR Class A Stock") and NYCOR Class B Stock, will be converted into the right to receive Fedders Class A Stock having a market value equal to $6.25. If the closing price of Fedders Class A Stock on the trading day immediately prior to the Closing Date, as reported on the New York Stock Exchange Composite Tape, is below $6.25 per share, each share of NYCOR Common Stock, NYCOR Class A Stock and NYCOR Class B Stock will be converted into the right to receive one share of Fedders Convertible Preferred Stock, $1.00 per share par value ("Fedders Convertible Preferred Stock") with terms expected to support a market value of $6.25. Each share of Fedders Convertible Preferred Stock will be convertible into one share of Fedders Class A Stock. No fractional shares of Fedders Class A Stock will be issued, and in lieu thereof, each holder of NYCOR Common Stock, NYCOR Class A Stock and/or NYCOR Class B Stock who would otherwise be entitled to a fractional share of Fedders Class A Stock shall be entitled to receive cash in an amount equal to such fraction multiplied by the closing price of Fedders Class A Stock, as reported on the New York Stock Exchange Composite Tape, on the trading day immediately prior to the Closing Date.

                                      * * *

                  In providing the opinion set forth below, we have requested and received representations from the Parties and, as applicable, certain stockholders of NYCOR regarding the Merger and related aspects of the transaction, all of which are set forth below, upon which we have relied in rendering our opinion. The Parties and such stockholders of NYCOR understand and acknowledge that any inaccuracy in such representations may cause some portion or all of the opinion set forth herein to be inaccurate or inapplicable to the Merger in whole or in part. Specifically, the Parties and, as applicable, certain stockholders of NYCOR have represented that:

                  (1) The fair market value of the shares of Fedders Class A Stock or Fedders Convertible Preferred Stock, as the case may be, to be received by each stockholder of NYCOR in connection with the Merger will be approximately equal to the fair market value of the shares of NYCOR Common Stock, NYCOR Class A Stock and/or NYCOR Class B Stock, as the case may be, surrendered in exchange therefor in the Merger.

                  (2) There is no plan or intention on the part of the stockholders of NYCOR who own one percent (1%) or more of the stock of NYCOR, and to the best of the knowledge
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Fedders Corporation
January 31, 1996
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of the management of NYCOR, there is no plan or intention on the part of the remaining stockholders of NYCOR, to sell, exchange, or otherwise dispose of a number of shares of the Fedders Class A Stock or Fedders Convertible Preferred Stock to be received in the Merger that would reduce the aggregate value of the shares of the Fedders Class A Stock or Fedders Convertible Preferred Stock held by the stockholders of NYCOR after the Merger to less than fifty percent (50%) of the aggregate value of all of the outstanding shares of NYCOR Common Stock, NYCOR Class A Stock and NYCOR Class B Stock immediately prior to the Merger.

                  (3) No stockholder of NYCOR will directly or indirectly receive from Fedders any consideration in the Merger in respect of such stockholder's shares of NYCOR Common Stock, NYCOR Class A Stock and/or NYCOR Class B Stock other than shares of Fedders Class A Stock or Fedders Convertible Preferred Stock, excluding payments of cash to NYCOR stockholders in lieu of fractional shares of Fedders Class A Stock or payments of cash to holders of NYCOR Class B Stock who exercise dissenters' rights.

                  (4) Fedders has no plan or intention to reacquire any of the shares of Fedders Class A Stock or Fedders Convertible Preferred Stock to be issued to the stockholders of NYCOR pursuant to the Merger and Fedders is under no contractual obligation and has no contractual right to acquire any of such shares of Fedders Class A Stock or Fedders Convertible Preferred Stock from such holders.

                  (5) Fedders intends to continue the historic business of NYCOR after the Merger in a substantially unchanged manner and has no plan or intention to dispose of any of NYCOR's assets after the Merger other than in the ordinary course of business.

                  (6) The liabilities of NYCOR assumed by Fedders to which the assets transferred to Fedders in the Merger are subject were incurred by NYCOR in the ordinary course of business.

                  (7) The payment of cash in lieu of fractional shares of Fedders Class A Stock is solely for the purpose of avoiding the expense and inconvenience to Fedders of issuing fractional shares and does not represent separately bargained for consideration.

                  (8) The total cash consideration that will be paid in the Merger to NYCOR stockholders in lieu of fractional shares of Fedders Class A Stock will not exceed one percent (1%) of the aggregate consideration that will be issued to NYCOR stockholders with respect to their shares of NYCOR Common Stock, NYCOR Class A Stock and NYCOR Class B Stock surrendered in the Merger.
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Fedders Corporation
January 31, 1996
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                  (9)      None of the compensation for services rendered to be
received by any employee of NYCOR who is also a stockholder of NYCOR is consideration for, or allocable to, such employee's shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock exchanged in the Merger.

                  (10) There is no intercorporate indebtedness existing between NYCOR and Fedders that was issued, acquired or will be settled at a discount in connection with the Merger.

                  (11) No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) of the Internal Revenue Code of 1986, as amended (the "Code").

                  (12) NYCOR is not under the jurisdiction of a court in a title 11 or similar case within the meaning of Code Section 368(a)(3)(A).

                  (13) The fair market value of the assets of NYCOR transferred to Fedders in the Merger will equal or exceed the sum of NYCOR liabilities assumed by Fedders in the Merger, plus the amount of liabilities, if any, to which the transferred assets are subject.

                  (14) The Merger is based upon valid business purposes unrelated to the avoidance of Federal income taxes and will comply in all respects with the laws of the State of Delaware.

                             LIMITATIONS ON OPINION

                  Our opinion as expressed herein is based solely upon the facts and representations set forth above, in the Agreement and in the Registration Statement/Form S-4 prepared by Fedders. To the extent any of the facts or representations relied on by us are not truthful or are inaccurate, the opinion contained herein would necessarily have to be modified in whole or in part or may be undeliverable.

                  We have examined the Agreement and the Registration Statement/Form S-4 prepared by Fedders. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us. As to any facts material to our opinion expressed herein, we have relied on the documents described in the preceding paragraph and
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Fedders Corporation
January 31, 1996
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on the representations of certain officers of the Parties and, as applicable, certain stockholders of NYCOR, without undertaking to verify any such facts by independent investigation.

                  The following opinion is based upon our analysis of the Code, the applicable United States Treasury Department Regulations promulgated or proposed thereunder (the "Regulations"), current positions of the Internal Revenue Service (the "Service") contained in published revenue rulings and revenue procedures, current administrative positions of the Service and existing judicial decisions, all of which are subject to change or modification at any time. Any future amendment or amendments to the Code, the Regulations or new judicial decisions or administrative interpretations, any of which could be retroactive in effect, could cause us to modify our opinion or could render such opinion undeliverable. No opinion is expressed herein with regard to the Federal tax consequences of the Merger under any sections of the Code except if and to the extent such section is specifically referenced in our opinion.

                                     OPINION

                  Based solely upon the foregoing facts, representations and information and assuming the Merger occurs in accordance with the Agreement (and taking into consideration the limitations set forth above and at the end of this opinion), it is our opinion that under current Federal tax law:

                           1.       The Merger will be a reorganization within
the meaning of Code Section 368(a)(1)(A) of the Code, and Fedders and NYCOR will be parties to such reorganization within the meaning of Section 368(b) of the Code.

                           2.       No gain or loss will be recognized for
Federal income tax purposes by NYCOR on the transfer of its assets to Fedders and the assumption by Fedders of NYCOR's liabilities pursuant to the Merger. Code Section 361(a) and 357(a).

                           3.       Fedders will recognize no gain or loss for
Federal income tax purposes upon the receipt by Fedders of NYCOR's assets in exchange for Fedders Class A Stock or Fedders Convertible Preferred Stock, the assumption by Fedders of the liabilities of NYCOR pursuant to the Merger and payments by Fedders to stockholders of NYCOR in lieu of issuing fractional shares of Fedders Class A Stock. Code Section 1032.

                           4.       No gain or loss will be recognized by the
stockholders of NYCOR whose shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock
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Fedders Corporation
January 31, 1996
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are converted solely into shares of Fedders Class A Stock or Fedders Convertible
Preferred Stock, as the case may be, in connection with and pursuant to the Merger. Code Section 354(a). No gain or loss will be recognized by the stockholders of Fedders as a consequence of the Merger, with the exception of those holders of Fedders Class B Stock, $1.00 per share par value ("Fedders
Class B Stock") who exercise dissenters' rights with respect to the Merger and receive cash pursuant thereto. Whether the cash received by the holders of Fedders Class B Stock who exercise their dissenters' rights with respect to the Merger is characterized and taxable as a dividend (ordinary income) or as a payment in exchange for shares of Fedders Class B stock (capital gain or loss) will depend on whether the cash received by such stockholders is treated as part or full payment for such shares under Code Section 302.

                           5.       The tax basis of the shares of Fedders Class
A Stock or Fedders Convertible Preferred Stock received by the stockholders of NYCOR in the Merger will be equal, in each instance, to the tax basis of the shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock, as the case may be, surrendered by such stockholders in exchange therefor. Code Section 358(a).

                           6.       Fedders's tax basis in the assets of NYCOR
received by Fedders in connection with the Merger will be, in each instance, the same as the adjusted basis of NYCOR in such assets immediately prior to the Merger. Code Section 362(b).

                           7.1      The holding period of the shares of
Fedders Class A Stock or Fedders Convertible Preferred Stock received by the stockholders of NYCOR in the Merger will include, in each instance, the period during which the shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock, as the case may be, surrendered therefor were held by such stockholders, provided that, in each instance, the shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock, as the case may be, were capital assets in the hands of the NYCOR stockholders on the Closing Date. Code Section 1223(1).

                           8.1      The holding period of the assets of NYCOR
received by Fedders in the Merger shall include the period during which NYCOR held such assets. Code Section 1223(2).

                           9.       The NYCOR stockholders receiving cash in
lieu of fractional shares of Fedders Class A Stock will be treated as if such fractional shares had been issued by Fedders and then subsequently redeemed by Fedders and will be taxed on any resulting gain in an amount which shall not exceed the amount of the cash received. Code Section 356(a). Whether the cash received by NYCOR stockholders in lieu of fractional shares or by the
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Fedders Corporation
January 31, 1996
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holders of NYCOR Class B Stock who exercise dissenters' rights is characterized as a dividend or as a payment in exchange for the shares of NYCOR Common Stock, NYCOR Class A Stock and/or NYCOR Class B Stock, as the case may be, will depend on whether the distribution of cash to such stockholders, when viewed as part of the reorganization as a whole and as a redemption by Fedders, and in light of tax principles analogous to those under Code Section 302(b), more closely resembles a dividend distribution or a payment in exchange for shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock, as the case may be, surrendered in exchange therefore.

         A successful IRS challenge to the status of the Merger as a tax-free reorganization within the meaning of Section 368 of the Code would result in each NYCOR stockholder recognizing gain or loss with respect to each share of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock surrendered in the Merger equal to the difference between the stockholder's tax basis in such share and the fair market value, as of the time of the Merger, of the Fedders Class A Stock or Fedders Convertible Preferred Stock received in exchange therefor. Even if the Merger qualifies as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code, a recipient of Fedders Class A Stock or Fedders Convertible Preferred Stock may recognize income, gain or loss to the extent such shares are considered to have been received in exchange for services or property (i.e., for consideration other than solely shares of NYCOR Common Stock, NYCOR Class A Stock or NYCOR Class B Stock).

                  The foregoing opinion provides only a summary of certain Federal income tax consequences of the Merger and does not purport to be a complete analysis or listing of all potential Federal tax effects of the Merger.

                  Since this letter is being rendered prior to the Effective Time, we have assumed that the Merger will be consummated in accordance with the Agreement and that the facts and representations on which we have relied will remain unchanged from the date of this letter through the Effective Time. Any change in the Merger or in any related fact, circumstance or transaction may necessitate the modification of our opinion or may render it undeliverable. This opinion represents our views as to the interpretation of existing law and cannot be taken as an assurance as to the manner in which the law will subsequently develop. Accordingly, no assurance can be given that the Service will not alter its present position either prospectively or retrospectively or will not adopt new positions with regard to any of the matters upon which we are rendering an opinion, nor can any assurance be given that the Service will not audit Fedders or NYCOR or question any of the opinions expressed herein. We consent to the inclusion of this opinion as an exhibit to the Registration Statement/Form S-4 of Fedders and to references to and a summary of this opinion in such Registration Statement/Form S-4.
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Fedders Corporation
January 31, 1996
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                  This opinion is delivered solely for the benefit of Fedders,
NYCOR and the stockholders of Fedders and NYCOR and may not be relied upon, nor may copies be delivered to, any other person without our prior written consent, except as provided herein.

                                                  Very truly yours,


                                                  /s/ McCARTER & ENGLISH